Exhibit 4.2

Number «Cert»	Ultragenyx Pharmaceutical Inc.	*«Shares»* Shares Common Stock

State of Delaware

THIS CERTIFIES THAT *«Name»* is the record holder of *«NumShares» («Shares»)* shares of Common Stock of Ultragenyx Pharmaceutical Inc., transferable only on the share register of said corporation, in person or by such holder’s duly authorized attorney, upon surrender of this certificate properly endorsed or assigned.

This certificate and the shares represented hereby shall be held subject to all of the provisions of the Certificate of Incorporation and the Bylaws of said Corporation and any amendments thereto, to all of which the holder of this Certificate, by acceptance hereof, assents.

A statement of the number of shares constituting each class or series of stock and the designation thereof and a statement of all of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes and/or series of shares of stock of the corporation and upon the holders thereof may be obtained by any stockholder upon request and without charge, at the principal office of the corporation, and the corporation will furnish any stockholder, upon request and without charge, a copy of each statement.

WITNESS the signatures of the corporation’s duly authorized officers this «Day» day of «Month_Year».

President	Secretary